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                                                                     EHIBIT 99.1

ElderTrust
    A Healthcare Real Estate                           101 East State Street
   Investment Trust                                    Suite 100
                                                       Kennett Square, PA  19348
                                                       T 888.234.REIT
                                                       T 610.925.4200
                                                       F 610.925.4351

Contact:    D. Lee McCreary, Jr.
                  President and Chief Executive Officer
            (610) 925-4200
            www.eldertrust.com


                    ElderTrust Announces New Dividend Policy
                  Announces Completion of $30 Million Financing
            and Reinstitutes Share Buyback Program on a Limited Basis

Kennett Square, PA, (November 24, 1999) - ElderTrust (NYSE:ETT), an equity healthcare REIT, today announced its new dividend policy. The policy, which is subject to completion of the tentative agreement to extend the Bank Credit Facility, will take effect with the dividend to be declared in January 2000 for the quarter ending December 31, 1999. This new policy reflects the expected decrease in cash available for distribution resulting from the increased interest costs and principal amortization on the Company's new debt obligations. Under the new dividend policy, it is anticipated that the dividend will be $1.20 per year, or $0.30 per quarter, per common share outstanding.

The Company also announced that it has successfully completed new mortgage financing of $30 million secured by four existing properties. One of the loans is secured by two properties. The new mortgage debt, arranged by J.P. Morgan, has a three-year term and a variable interest rate based on one-month LIBOR. Approximately $28 million of the total debt has been used to reduce the Company's outstanding Bank Credit Facility to a current balance of approximately $40 million. The remaining funds were used to cover transaction-related expenses and escrow requirements.

In addition, the Company announced it had reinstituted its share buyback program on a limited basis. The Company reported that its Board of Trustees had authorized the repurchase of up to $500,000 of the Company's common shares from time to time in open market purchases or privately-negotiated transactions.

D. Lee McCreary, Jr., President & Chief Executive Officer said, "Our recent refinancing efforts have significantly increased our debt service costs. As a result, we have adopted a policy that our dividend should not exceed that amount the Company can distribute from current operating cash flow after taking into account debt service and other cash obligations. Although we can provide no assurance as to the permanence of this new dividend level, this dividend was set by the Board of Trustees at an amount the Company believes can be sustained over the longer-term without further downward adjustment."

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Mr. McCreary continued, "The successful completion of the $30 million of additional refinancing is a key component of our plan to resolve the line of credit issue. Our next step is to finalize the previously announced tentative agreement with German American Capital Corp., an agreement that would extend the line term to June 30, 2001. We hope to finalize that agreement within the next few weeks, although we can give no assurance that the extension of the Bank Credit Facility will be completed within such time frame or at all. Implementation of the above-noted dividend policy is dependent upon successful completion of this extension agreement."

Additional details on the refinancing are as follows:
J.P. Morgan Mortgages:

Loan amount:                        $30 million
Interest rate:
Base rate                           30-day LIBOR
 Spread                             300 basis points,
                                    variable rate
                                    instrument, hedge contract required.
Term:                               3 years, one two-year extension available at
                                    borrower's option.
Fees:                               100 basis points, 50 basis points for
                                    extension.
Principal amortization:             None


                  ElderTrust is a real estate investment trust that invests in real estate properties used in the healthcare services industry, principally along the East Coast of the United States. Since commencing operations in January 1998, the Company has acquired direct and indirect interests in 31 buildings and has loans outstanding of $49 million in construction and term financing on eight additional healthcare facilities.

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although ElderTrust believes the expectations reflected in such forward-looking statements are reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from ElderTrust's expectations include real estate conditions, the Company's ability to extend or refinance its existing bank credit facility, changes in the economic conditions and other risks detailed from time to time in the Company's SEC reports and filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

            For more information on ElderTrust via fax at no charge,
             please dial 1-800-PRO-INFO and enter ticker symbol ETT,
              or visit ElderTrust's Web site at www.eldertrust.com
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